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Exhibit 10.21

        Execution Copy

FOURTH AMENDMENT TO CREDIT AGREEMENT

        This FOURTH AMENDMENT TO CREDIT AGREEMENT dated as of February 2, 2004 by and among PRICE LEGACY CORPORATION (the "Borrower"), EXCEL LEGACY CORPORATION and EXCEL LEGACY HOLDINGS, INC. (the "Guarantors"), each of the financial institutions party hereto and their assignees under §18 of the Credit Agreement (as defined below)(the "Banks"), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent (the "Agent") and the other parties thereto.

        WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Credit Agreement dated as of September 19, 2001, as amended by that certain First Amendment to Credit Agreement dated as of December 28, 2001, as further amended by that certain Second Amendment to Credit Agreement dated as of June 30, 2002, and as further amended by that certain Third Amendment to Credit Agreement dated as of March 25, 2003 (as so amended, the "Credit Agreement");

        WHEREAS, the Borrower, the Banks and the Agent desire to amend certain provisions of the Credit Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

        Section 1.    Specific Amendments to Credit Agreement.

        (a)   The Credit Agreement is hereby amended by deleting from §1 the definitions of Agent, Agent's Head Office, Agent's Special Counsel, Banks, Commitment, Default Rate, Issuing Bank, Maturity Date and Revolving Credit Note in their entirety and substituting in their respective places the following:

          Agent.    Wells Fargo Bank, National Association acting as administrative agent for the Banks, and its successors and assigns.

          Agent's Head Office.    The Agent's head office located at 2120 E. Park Place, Suite 100, El Segundo, California 90245, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Banks.

          Agent's Special Counsel.    Alston & Bird LLP, or such other counsel as may be approved by the Agent.

          Banks.    Agent, the other lending institutions party to this Agreement, and any other Person who becomes an assignee of any rights of a Bank pursuant to §18 (but not including any Participant, as defined in §18). The Issuing Bank shall be a Bank, as applicable.

          Commitment.    As to each Bank, such Bank's obligation to make Revolving Loans pursuant to §2.1 and to participate in Letters of Credit pursuant to §2.2(i), in an amount up to, but not exceeding the amount set forth for such Bank on its signature page hereto as such Bank's "Commitment Amount" or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to §2.10 or otherwise pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Bank effected in accordance with §18.

          Default Rate.    In respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to four percent (4.0%) plus the Base Rate as in effect from time to time.

          Issuing Bank.    Wells Fargo Bank, National Association, in its capacity as the Bank issuing the Letters of Credit.

          Maturity Date.    June 30, 2004 or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

          Revolving Credit Note.    A promissory note of the Borrower substantially in the form of Exhibit A, payable to the order of a Bank in a principal amount equal to the amount of such Bank's Commitment as originally in effect and otherwise duly completed.

        (b)   The Credit Agreement is hereby amended by adding to §1 the following new definitions in the appropriate alphabetical order location:

          Applicable Law.    All applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

          Continue, Continuation and Continued.    Each refers to the continuation of a LIBOR Rate Loan from one Interest Period to another Interest Period pursuant to §2.7.

          Convert, Conversion and Converted.    each refers to the conversion of a Revolving Loan of one Type into a Revolving Loan of another Type pursuant to §2.8.

          Fees.    The fees and commissions provided for or referred to in §3.6 and any other fees payable by the Borrower hereunder or under any other Loan Document.

          Governmental Authority.    Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

          Internal Revenue Code.    The Internal Revenue Code of 1986, as amended.

          Lending Office.    For each Bank and for each Type of Loan, the office of such Bank specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Bank as such Bank may notify the Agent in writing from time to time.

          Letter of Credit Collateral Account.    A special deposit account maintained by the Agent and under its sole dominion and control.

          Letter of Credit Documents.    With respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

          Letter of Credit Liabilities.    Without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Bank (other than the Bank then acting as Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under §2.2 in the related Letter of Credit, and the Bank then acting as Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Banks (other than the Bank then acting as Agent of their participation interests under such Section).

          Loan Party.    Each of the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations.

          Regulatory Change.    With respect to any Bank, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Bank, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Bank with any request or directive regarding capital adequacy.

          Reimbursement Obligation.    The absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.

          Revolving Loan.    A loan made by a Bank to the Borrower pursuant to §2.1(a).

          Stated Amount.    The amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

          Taxes.    Has the meaning given that term in §3.9.

        (c)   The Credit Agreement is hereby amended by deleting §2, §3 and §4 of the Credit Agreement in their entirety and replacing such Sections with the following:

        §2    CREDIT FACILITY

          §2.1    Revolving Loans.

          (a)    Making of Revolving Loans.    Subject to the terms and conditions set forth in this Agreement, including without limitation, §2.12. below, each Bank severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Closing Date to but excluding the Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Bank's Commitment Percentage of the sum of (i) the Borrowing Base minus (ii) the aggregate Letters of Credit outstanding (but in no event in excess of such Bank's Commitment). Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

          (b)    Requests for Revolving Loans.    Not later than 9:00 a.m. Pacific Time at least two (2) Business Days prior to a borrowing of Base Rate Loans and not later than 9:00 a.m. Pacific Time at least three (3) Business Days prior to a borrowing of LIBOR Rate Loans, the Borrower shall deliver to the Agent a written notice in the form of Exhibit C hereto (a "Notice of Borrowing"). Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Rate Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Rate Loan) request that the Agent provide the Borrower with the most recent LIBOR Rate available to the Agent. The Agent shall provide such quoted rate to the Borrower and to the Banks on the date of such request or as soon as possible thereafter.

          (c)    Funding of Revolving Loans.    Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Agent shall notify each Bank by telex or telecopy, or other similar form of transmission of the proposed borrowing. Each Bank shall deposit an amount equal to the Revolving Loan to be made by such Bank to the Borrower with the Agent at the Agent's Head Office, in immediately available funds not later than 9:00 a.m. Pacific Time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Agent shall make available to the Borrower at the Agent's Head Office, not later than 12:00 noon Pacific Time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Agent. No Bank shall be responsible for the failure of any other Bank to make a Loan or to perform any other obligation to be made or performed by such other Bank hereunder, and the failure of any Bank to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Bank to make any Loan or to perform any other obligation to be made or performed by such other Bank.

          (d)    Assumptions Regarding Funding by Banks.    With respect to Revolving Loans to be made after the Closing Date, unless the Agent shall have been notified by any Bank that such Bank will not make available to the Agent a Revolving Loan to be made by such Bank, the Agent may assume that such Bank will make the proceeds of such Revolving Loan available to the Agent in accordance with this Section and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Bank.

          §2.2    Letters of Credit.

          (a)    Letters of Credit.    Subject to the terms and conditions of this Agreement, including without limitation, §2.12., the Agent, on behalf of the Banks, agrees to issue for the account of the Borrower during the period from and including the Closing Date to, but excluding, the date 30 days prior to the Maturity Date, one or more standby letters of credit (each a "Letter of Credit") up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $10,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the "L/C Commitment Amount").

          (b)    Terms of Letters of Credit.    At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Maturity Date, (ii) any Letter of Credit have an initial duration in excess of one year, or (iii) any Letter of Credit contain an automatic renewal provision. The initial Stated Amount of each Letter of Credit shall be at least $500,000.

          (c)    Requests for Issuance of Letters of Credit.    The Borrower shall give the Agent written notice at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) the beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such application and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article 11, the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days following the date after which the Agent has received all of the items required to be delivered to it under this subsection. Upon the written request of the Borrower, the Agent shall deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (ii) each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

          (d)    Reimbursement Obligations.    Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Bank that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Bank's Commitment Percentage of such payment.

          (e)    Manner of Reimbursement.    Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then the Agent shall give each Bank prompt notice thereof and of the amount of the demand for payment, specifying such Bank's Commitment Percentage of the amount of the related demand for payment and the provisions of subsection (j) of this Section shall apply.

          (f)    Effect of Letters of Credit on Commitments.    Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Bank shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Bank's Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

          (g)    Agent's Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations.    In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Banks shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Banks. None of the above shall affect, impair or prevent the vesting of any of the Agent's rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent any liability to the Borrower or any Bank. In this connection, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement or any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Bank, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Agent, any Bank or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower's Reimbursement Obligations.

          (h)    Amendments, Etc.    The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Agent and Majority Banks shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of §3.6.

          (i)    Banks' Participation in Letters of Credit.    Immediately upon the issuance by the Agent of any Letter of Credit each Bank shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Bank's Commitment Percentage of the liability of the Agent with respect to such Letter of Credit and each Bank thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Bank's Commitment Percentage of the Agent's liability under such Letter of Credit. In addition, upon the making of each payment by a Bank to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Bank shall, automatically and without any further action on the part of the Agent or such Bank, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Bank's Commitment

  Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Agent pursuant to the last sentence of §3.6.(b).

          (j)    Payment Obligation of Banks.    Each Bank severally agrees to pay to the Agent on demand in immediately available funds in Dollars the amount of such Bank's Commitment Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Bank shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Bank's Commitment Percentage of such drawing. Each Bank's obligation to make such payments to the Agent under this subsection, and the Agent's right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Bank to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in §12.1(h), (i) or (j) or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

          (k)    Information to Banks.    Promptly following any change in Letters of Credit outstanding, the Agent shall deliver to each Bank and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Bank from time to time, the Agent shall deliver any other information reasonably requested by such Bank with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Agent shall have no duty to notify the Banks regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Bank from its obligations under the immediately preceding subsection (j).

          §2.3.    Rates and Payment of Interest on Loans.

          (a)    Rates.    The Borrower promises to pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

              (i)  during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

             (ii)  during such periods as such Loan is a LIBOR Rate Loan, at LIBOR Rate for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Rate Loans.

  Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Bank interest at the Default Rate on the outstanding principal amount of any Loan made by such Bank, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Bank to or for the account of such Bank (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

          (b)    Payment of Interest.    All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Closing Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Default Rate shall be payable from time to time on demand. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Banks and the Borrower for all purposes, absent manifest error.

          §2.4.    Number of Interest Periods.

          There may be no more than 8 different Interest Periods outstanding at the same time.

          §2.5.    Repayment of Loans.

          The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Maturity Date.

          §2.6.    Prepayments.

          (a)    Optional.    Subject to §4.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Agent at least 3 Business Days prior written notice of the prepayment of any Loan.

          (b)    Mandatory.

            (i)    Commitment Overadvance.    If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Agent for the account of the Banks, the amount of such excess.

            (ii)    Borrowing Base Overadvance.    If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the Borrowing Base, the Borrower shall within 5 days of the Borrower obtaining knowledge of the occurrence of any such excess, deliver to the Agent for prompt distribution to each Bank a written plan acceptable to all of the Banks to eliminate such excess. If such excess is not eliminated within 15 days of the Borrower obtaining knowledge of the occurrence thereof, then the entire outstanding principal balance of all Loans, together with all accrued interest thereon, and an amount equal to all Letter of Credit Liabilities for deposit into the Letter of Credit Collateral Account, shall be immediately due and payable in full.

  All payments under this subsection (b) shall be applied to pay all amounts of excess principal outstanding on the applicable Loans and any applicable Reimbursement Obligations in accordance with §3.2., and the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations as and when due.

          §2.7.    Continuation.

          So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Rate Loan, elect to maintain such LIBOR Rate Loan or any portion thereof as a LIBOR Rate Loan by selecting a new Interest Period for such LIBOR Rate Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent written notice in the form of Exhibit G hereto (a "Notice of Continuation") not later than 9:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Rate Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Bank by telecopy, electronic mail or other similar form of transmission of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Rate Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding failure of the Borrower to comply with §2.8.

          §2.8.    Conversion.

          So long as no Default or Event of Default exists, the Borrower may on any Business Day, upon the Borrower's giving of written notice in the form of Exhibit H hereto (a "Notice of Conversion") to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a LIBOR Rate Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loan and, upon Conversion of a Base Rate Loan into a LIBOR Rate Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 9:00 a.m. one Business Day prior to the date of any proposed Conversion into Base Rate Loans and three Business Days prior to the date of any proposed Conversion into LIBOR Rate Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Bank by telecopy, electronic mail or other similar form of transmission of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Rate Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

          §2.9.    Notes.

          The Revolving Loans made by each Bank shall, in addition to this Agreement, also be evidenced by a Revolving Credit Note, payable to the order of such Bank in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

          §2.10.    Voluntary Reductions of the Commitment.

          The Borrower may terminate or reduce the amount of the Commitments at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent ("Prepayment Notice"). Promptly after receipt of a Prepayment Notice the Agent shall notify each Bank by telecopy, or other similar form of transmission of the proposed termination or Commitment reduction. The Commitments, once reduced pursuant to this Section, may not be increased. The Borrower shall pay all interest and fees, on the Loans accrued to the date of such reduction or termination of the Commitments to the Agent for the account of the Banks, including but not limited to any applicable compensation due to each Bank in accordance with §4.4 of this Agreement.

          §2.11.    Expiration or Maturity Date of Letters of Credit Past Maturity Date.

          If on the date the Commitments are terminated (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Letter of Credit Collateral Account. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Agent to use the monies deposited in the

  Letter of Credit Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Agent shall pay to the Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account with respect to such outstanding Letter of Credit on or before the date 30 days after the expiration date of such Letter of Credit.

          §2.12.    Amount Limitations.

          Notwithstanding any other term of this Agreement or any other Loan Document, no Bank shall be required to make any Loan, and the Agent shall not be required to issue any Letter of Credit if, immediately after the making of such Loan or issuance of such Letter of Credit the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed either (a) the aggregate amount of the Commitments or (b) the Borrowing Base.

        §3.    PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

          §3.1.    Payments.

          Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Agent at the Agent's Head Office, not later than 11:00 a.m. Pacific Time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Bank under this Agreement or any Note shall be paid to such Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Bank to the Agent from time to time, for the account of such Bank at the applicable Lending Office of such Bank. In the event the Agent fails to pay such amounts to such Bank within one Business Day of receipt of such amounts, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

          §3.2.    Pro Rata Treatment.

          Except to the extent otherwise provided herein: (a) each borrowing from Banks under §2.1. shall be made from the Banks, each payment of the fees under §3.6 shall be made for the account of the Banks, and each termination or reduction of the amount of the Commitments under §2.10. shall be applied to the respective Commitments of the Banks, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Banks pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Banks pro rata in accordance with their respective Commitments; (c) each payment of interest on

  Revolving Loans by the Borrower shall be made for the account of the Banks pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Banks; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by §5.1.) shall be made pro rata among the Banks according to the amounts of their respective Revolving Loans and the then current Interest Period for each Bank's portion of each Revolving Loan of such Type shall be coterminous; and (e) the Banks' participation in, and payment obligations in respect of, Letters of Credit under §2.2., shall be pro rata in accordance with their respective Commitments.

          §3.3.    Sharing of Payments, Etc.

          The Borrower agrees that, in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Bank and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Bank or a Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Bank or any affiliate of the Agent or such Bank, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by §12.3 and although such obligations shall be contingent or unmatured. If a Bank shall obtain payment of any principal of, or interest on, any Loan under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Bank or other payments made by the Borrower or any other Loan Party to a Bank not in accordance with the terms of this Agreement and such payment should be distributed to the Banks in accordance with §3.2. or §12.4 such Bank shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by the other Banks or other Obligations owed to such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Bank in obtaining or preserving such benefit) in accordance with the requirements of §3.2 or §12.4, as applicable. To such end, all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Banks may exercise all rights of set-off, banker's lien, counterclaim or similar rights with the respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

          §3.4.    Several Obligations.

          No Bank shall be responsible for the failure of any other Bank to make a Loan or to perform any other obligation to be made or performed by such other Bank hereunder, and the failure of any Bank to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Bank to make any Loan or to perform any other obligation to be made or performed by such other Bank.

          §3.5.    Minimum Amounts.

          (a)    Borrowings.    Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Each borrowing of and Continuation of, and each Conversion of Base Rate Loans into, LIBOR Rate Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount.

          (b)    Prepayments.    Each voluntary prepayment of Revolving Loans shall be in a minimum amount of $100,000.

          (c)    Reductions of Commitments.    Each reduction of the Commitments under §2.11 shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof.

          §3.6.    Fees.

          (a)    Facility Fees.    During the period from the Closing Date to but excluding the Maturity Date, the Borrower agrees to pay to the Agent for the account of the Banks an unused facility fee equal to the sum of the daily amount by which the Total Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities set forth in the table below multiplied by the corresponding per annum rate applicable to that portion:

Amount by Which Commitments Exceeds Revolving Loans and Letter of Credit Liabilities	Unused Fee
$0 to and including an amount equal to 50% of the aggregate amount of Commitments	0.25%
Greater than an amount equal to 50% of the aggregate amount of Commitments	0.15%

          Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Maturity Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero.

          (b)    Letter of Credit Fees.    The Borrower agrees to pay to the Agent for the account of each Bank a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Rate Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full; provided, however, in no event shall the aggregate annual amount of such fee in respect of any Letter of Credit be less than $1,000. In addition to such fees, the Borrower shall pay to the Agent solely for its own account, a fronting fee in respect of each Letter of Credit at the rate equal to one-eighth of one percent (0.125%) per annum on the daily average Stated Amount of such Letter of Credit. The fees provided for in the immediately preceding two sentences shall be nonrefundable and payable in arrears (i) quarterly on the last day of March, June, September and December, (ii) on the Maturity Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent. The Borrower shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

          (c)    Administrative and Other Fees.    The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing from time to time.

          §3.6.    Computations.

          Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

          §3.7.    Usury.

          In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Bank in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Banks not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in §2.3.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Agent or any Bank to third parties or for damages incurred by the Agent or any Bank, are charges made to compensate the Agent or any such Bank for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Banks in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

          §3.8.    Statements of Account.

          The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error. The Agent will account to the Borrower on changes in Letters of Credit in accordance with §2.2.(k). The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

          §3.9.    Taxes.

          (a)    Taxes Generally.    All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Agent or a Bank and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Bank pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Bank's assets, net income, receipts or branch profits and (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Bank changing its designated Lending Office after the date such Bank becomes a party hereto (such non-excluded items being collectively called "Taxes"). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

              (i)  pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

             (ii)  promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

            (iii)  pay to the Agent for its account or the account of the applicable Bank, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Bank will equal the full amount that the Agent or such Bank would have received had no such withholding or deduction been required.

          (b)    Tax Indemnification.    If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Bank, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Banks for any incremental Taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Borrower.

          (c)    Tax Forms.    Prior to the date that the Agent, if applicable, any Bank or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by the Agent, if applicable, such Bank or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. The Agent, if applicable, each such Bank or Participant shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to the Agent, if applicable, any Bank or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Bank, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection. If the Agent, if applicable, any such Bank or Participant fails to deliver the above forms or other documentation, then the Agent may withhold from such payment to itself or such Bank such amounts as are required by the Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of itself or any Bank, such Bank shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent. The obligation of the Agent, if applicable and the Banks under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Agent.

        §4.    YIELD PROTECTION

          §4.1.    Additional Costs; Capital Adequacy.

          (a)    Additional Costs.    The Borrower shall promptly pay to the Agent for the account of a Bank from time to time such amounts as such Bank may determine to be necessary to compensate such Bank for any costs incurred by such Bank that it determines are attributable to its making or maintaining of any LIBOR Rate Loans or its obligation to make any LIBOR Rate Loans hereunder, any reduction in any amount receivable by such Bank under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Rate Loans or such obligation or the maintenance by such Bank of capital in respect of its LIBOR Rate Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Rate Loans or its Commitment (other than taxes imposed on or measured by the overall net income of such Bank or of its Lending Office for any of such LIBOR Rate Loans by the jurisdiction in which such Bank has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Rate Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Bank (or its parent corporation), or any commitment of such Bank (including, without limitation, the Commitment of such Bank hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Bank to a level below that which such Bank could have achieved but for such Regulatory Change (taking into consideration such Bank's policies with respect to capital adequacy).

          (b)    Bank's Suspension of LIBOR Rate Loans.    Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank that includes LIBOR Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Bank to make or Continue, or to Convert Base Rate Loans into, LIBOR Rate Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provision of §4.5. shall apply).

          (c)    Additional Costs in Respect of Letters of Credit.    Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Bank of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Bank hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Bank, the Borrower shall pay immediately to the Agent for its account or the account of such Bank, as applicable, from time to time as specified by the Agent or a Bank, such additional amounts as shall be sufficient to compensate the Agent or such Bank for such increased costs or reductions in amount.

          §4.2.    Suspension of LIBOR Rate Loans.

          Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR Rate for any Interest Period:

            (a)   the Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Rate Loans as provided herein or is otherwise unable to determine LIBOR Rate, or

            (b)   the Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR Rate upon the basis of which the rate of interest for LIBOR Rate Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Bank of making or maintaining LIBOR Rate Loans for such Interest Period;

    then the Agent shall give the Borrower and each Bank prompt notice thereof and, so long as such condition remains in effect, the Banks shall be under no obligation to, and shall not, make additional LIBOR Rate Loans, Continue LIBOR Rate Loans or Convert Loans into LIBOR Rate Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Rate Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

          §4.3.    Illegality.

          Notwithstanding any other provision of this Agreement, if any Bank shall determine (which determination shall be conclusive and binding) that it is unlawful for such Bank to honor its obligation to make or maintain LIBOR Rate Loans hereunder, then such Bank shall promptly notify the Borrower thereof (with a copy of such notice to the Agent) and such Bank's obligation to make or Continue, or to Convert Revolving Loans of any other Type into, LIBOR Rate Loans shall be suspended until such time as such Bank may again make and maintain LIBOR Rate Loans (in which case the provisions of §4.5. shall be applicable).

          §4.4.    Compensation.

          The Borrower shall pay to the Agent for account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient to compensate such Bank for any loss, cost or expense that such Bank reasonably determines is attributable to:

            (a)   any payment or prepayment (whether mandatory or optional) of a LIBOR Rate Loan or Conversion of a LIBOR Rate Loan, made by such Bank for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

            (b)   any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article 10 to be satisfied) to borrow a LIBOR Rate Loan from such Bank on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Rate Loan or Continue a LIBOR Rate Loan on the requested date of such Conversion or Continuation.

  Not in limitation of the foregoing, such compensation shall include, without limitation, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Rate Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Rate Loan, less (ii) the amount of interest that would accrue on the same LIBOR Rate Loan for the same period if LIBOR Rate were set on the date on which such LIBOR Rate Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Rate Loan, as applicable, calculating present value by using as a discount rate LIBOR Rate quoted on such date. Upon Borrower's request (made through the Agent), any Bank seeking compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

          §4.5.    Treatment of Affected Loans.

          If the obligation of any Bank to make LIBOR Rate Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended pursuant to §4.1., §4.2., or §4.3. then such Bank's LIBOR Rate Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Rate Loans (or, in the case of a Conversion required by §4.1. or §4.2. on such earlier date as such Bank may specify to the Borrower with a copy to the Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in §4.1., §4.2., or §4.3. that gave rise to such Conversion no longer exist:

            (a)   to the extent that such Bank's LIBOR Rate Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Bank's LIBOR Rate Loans shall be applied instead to its Base Rate Loans; and

            (b)   all Revolving Loans that would otherwise be made or Continued by such Bank as LIBOR Rate Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Bank that would otherwise be Converted into LIBOR Rate Loans shall remain as Base Rate Loans.

          If such Bank gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in §4.1. or §4.3. that gave rise to the Conversion of such Bank's LIBOR Rate Loans pursuant to this Section no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Rate Loans made by other Banks are outstanding, then such Bank's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding LIBOR Rate Loans and by such Bank are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

          §4.6.    Change of Lending Office.

          Each Bank agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in §3.9., §4.1 or §4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Bank as determined by such Bank in its sole discretion, except that such Bank shall have no obligation to designate a Lending Office located in the United States of America.

          §4.7.    Assumptions Concerning Funding of LIBOR Rate Loans.

          Calculation of all amounts payable to a Bank under this Article shall be made as though such Bank had actually funded LIBOR Rate Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Rate Loans in an amount equal to the amount of the LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Bank may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

        (d)   The Credit Agreement is hereby amended by deleting §14.8 in its entirety and replacing it with the following:

          §14.8    Agent as Bank.    In its individual capacity, Wells Fargo Bank, National Association, shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

        (e)   The Credit Agreement is hereby amended by deleting §21 in its entirety and replacing it with the following:

        §21.    GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE

        THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF CALIFORNIA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

        (f)    The Credit Agreement is hereby amended by deleting all provisions relating to the Swing Loan facility set forth in §2.5 and all references to the "Swing Loan", the "Swing Loan Bank", the "Swing Loan Commitment" and the "Swing Loan Note" throughout the Credit Agreement.

        (g)   The Credit Agreement is hereby amended by deleting Schedule 1 in its entirety and replacing it with Schedule 1 attached hereto.

        (h)   The Credit Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with Exhibit A attached hereto.

        (i)    The Credit Agreement is hereby amended by deleting Exhibit C in its entirety and replacing it with Exhibit C attached hereto.

        (j)    The Credit Agreement is hereby amended by deleting Exhibit E in its entirety and replacing it with Exhibit E attached hereto.

        (k)   The Credit Agreement is hereby amended by deleting Exhibit F in its entirety and replacing it with Exhibit F attached hereto.

        Section 2.    Effectiveness of Amendments.    The effectiveness of Section 1 is subject to receipt by the Agent of each of the following in form and substance satisfactory to the Agent:

        (a)   Counterparts of this Amendment executed by each of the parties hereto;

        (b)   a replacement Revolving Credit Note in the form of the Revolving Credit Note attached to this Amendment as Exhibit A, duly executed by the Borrower in favor of Wells Fargo Bank;

        (c)   Assignment Agreements dated the date hereof signed by each of Fleet National Bank, U.S. Bank National Association, Comerica Bank and Keybank National Association whereby each such Bank assigns its Commitments to Wells Fargo Bank, National Association.

        (d)   a resignation letter executed by Fleet National Bank, under which Fleet National Bank resigns as Agent under the Credit Agreement;

        (d)   the fee set forth in Section 9 hereof; and

        (e)   such other documents and instruments as the Agent may reasonably request.

        Section 3.    Representations of the Borrower.    The Borrower represents and warrants to the Agent and the Banks that:

        (a)    Authorization.    The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

        (b)    Compliance with Laws, etc.    The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Government Approval or violate any Applicable Law relating to the Borrower; (ii) conflict with, result in a breach of or constitute a default under the Borrower's declaration of trust or any indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower other than in favor of the Agent for the benefit of the Banks.

        (c)    Defaults.    No circumstance has occurred prior to the date hereof and is continuing which constitutes a Default or an Event of Default under the Credit Agreement and the other Loan Documents.

        Section 4.    Reaffirmation by Borrower.    The Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower to the Agent and the Banks in the Credit Agreement and the other Loan Documents to which it is a party on and as of the date hereof (and after giving effect to this Amendment) with the same force and effect as if such representations and warranties were set forth in this Amendment in full and such representations and warranties are true as of the date hereof except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and except to the extent that such representations and warranties relate expressly to an earlier date.

        Section 5.    Reaffirmation by Guarantors.    Each Guarantor hereby reaffirms its continuing obligations to the Agent and the Banks under the Guaranty to which it is a party, and agrees that the transactions contemplated by this Amendment shall not in any way affect the validity and enforceability of such Guaranty, or reduce, impair or discharge the obligations of such Guarantor thereunder.

        Section 6.    Consent to Appointment of Agent.    The Borrower hereby consents to the resignation of Fleet National Bank as Agent and the appointment of Wells Fargo Bank, National Association as successor Agent.

        Section 7.    Pentagon.    The Agent and Bank acknowledge that, as of the date of effectiveness of this Amendment the Unencumbered Borrowing Base Property known as "Pentagon" and located in Arlington, Virginia shall no longer be an Unencumbered Borrowing Base Property. The Borrower hereby covenants and agrees that, upon the effectiveness of this Amendment and after giving effect to the removal of Pentagon as an Unencumbered Borrowing Base Property, the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities shall not exceed the lesser of (a) the aggregate amount of the Commitments or (b) the Borrowing Base.

        Section 8.    Indemnification/Estoppel.    To the extent that the Borrower or any Guarantor has any offsets, defenses, claims or counterclaims under the Credit Agreement or the other Loan Documents, each as in effect prior to the date hereof (respectively the "Original Credit Agreement" and the "Original Loan Documents"), the Borrower and each Guarantor hereby agrees not to assert same as a defense to the Obligations under the Credit Agreement and the other Loan Documents as in effect after the date hereof or any rights of the Agent thereunder. Each of the Borrower and Guarantors agree that they will forever forbear from instituting or prosecuting legal proceedings or in any other way making any demand or claim against the Agent under the Credit Agreement or the Loan Documents on account of any offsets, defenses, claims or counterclaims which they may have under the Original Credit Agreement and the Original Loan Documents. Nothing contained herein shall be construed as a release of any of the Borrower's and Guarantors' rights and claims, if any, against Fleet National Bank or the Banks under the Original Credit Agreement.

        Section 9.    References to the Credit Agreement.    Each reference to the Credit Agreement in any of the Loan Documents (including the Credit Agreement) shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment.

        Section 10.    Fees.    On the date hereof, the Borrower agrees to pay to Agent an amendment fee (the "Fee") in the amount of $31,250. In the event the Borrower enters into a credit facility with the Agent to refinance the Obligations owed by the Borrower under the Credit Agreement then, upon the closing of such refinancing, the Fee paid hereunder shall be credited to any facility fees due to Agent at the time of the closing of such refinancing.

        Section 11.    Benefits.    This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 12.    GOVERNING LAW.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

        Section 13.    Effect.    Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect.

        Section 14.    Effective Date.    This Amendment shall not be effective until its execution and delivery by all of the parties hereto and satisfaction f the conditions set forth in Section 2, whereupon it shall be deemed effective as of the date first written above.

        Section 15.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

        Section 16.    Definitions.    All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on Next Page]

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be executed as of the date first above written.

BORROWER:
PRICE LEGACY CORPORATION
By:	/s/ JEFFREY FISHER
Name: Jeffrey Fisher Title: CFO
GUARANTORS:
EXCEL LEGACY CORPORATION
By:	/s/ ROBERT SIORDIA
Name: Robert Siordia Title: COO
EXCEL LEGACY HOLDINGS, INC.
By:	/s/ ROBERT SIORDIA

Name: Robert Siordia Title: COO

[Signatures Continued on Next Page]

[Signature Page to First Amendment to Credit Agreement with Price Legacy Corporation]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as Bank
By:	/s/ SUSAN ROSENBLATT

Name: Susan Rosenblatt Title: V.P. and Team Leader
Address for Notices:
401 B Street, Suite 304 San Diego, CA 92101 Attn: Susan Rosenblatt Telecopier: (619) 699-3105 Telephone: (619) 699-3171
Commitment Amount:
$25,000,000
Commitment Percentage:
100%

SCHEDULE 1

BANKS AND COMMITMENTS

Name and Address:	Commitment:	Commitment Percentage:
Wells Fargo Bank, National Association 401B Street, #304 San Diego, California 92101 Attn: Susan Rosenblatt	$25,000,000	100%
LIBOR Lending Office Same as above

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$25,000,000.00	, 200

        FOR VALUE RECEIVED, the undersigned PRICE LEGACY CORPORATION, a Maryland corporation, hereby promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION or order, in accordance with the terms of that certain Revolving Credit Agreement dated as of September 19, 2001 (the "Credit Agreement"), as from time to time in effect, among the undersigned, Fleet National Bank, for itself and as Agent, and such other Banks as may be from time to time named therein, to the extent not sooner paid, on or before the Maturity Date the principal sum of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), or such amount as may be advanced by the payee hereof under the Credit Agreement with daily interest from the date hereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

        Payments hereunder shall be made to Wells Fargo Bank, National Association as Agent, at 120 E. Park Place, Suite 100, El Segundo, California 90245 or at such other address as Agent may specify.

        This Note is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the maturity date stated above and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

        Notwithstanding anything in this Note to the contrary, all agreements between the Borrower and the Banks and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Banks exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Banks in excess of the maximum lawful amount, the interest payable to the Banks shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Banks shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Banks shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the Borrower and the Banks and the Agent.

        In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

        This Note shall be governed by and construed in accordance with the laws of the State of California (without giving effect to the conflict of laws rules of any jurisdiction).

        The undersigned maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

        IN WITNESS WHEREOF the undersigned has by its duly authorized officer executed this Note under seal as of the day and year first above written.

PRICE LEGACY CORPORATION, a Maryland corporation
By:
Name:
Title:
[CORPORATE SEAL]

2

EXHIBIT C

FORM OF NOTICE OF BORROWING

                        , 200

Wells Fargo Bank, National Association
401 B Street, Suite 304
San Diego, CA 92101
Attention: Susan Rosenblatt

Ladies and Gentlemen:

        Reference is made to that certain Credit Agreement dated as of September 19, 2001 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Price Legacy Corporation (the "Borrower") each of the financial institutions party hereto and their assignees under §18 of the Credit Agreement (as defined below)(the "Banks"), Wells Fargo, National Association, as Agent (the "Agent") and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

  1.
  Pursuant to §2.1(b) of the Credit Agreement, the Borrower hereby requests that the Bank make a Loan to the Borrower in an aggregate amount equal to $                        .

  2.
  The Borrower requests that such Loan be made available to the Borrower on                        , 200            .

  3.
  The Borrower hereby requests that such Loan be of the following Type:

    [Check one box only]

      ?
      Base Rate Loan
      ?
      LIBOR Loan, with an initial Interest Period for a duration of:

        [Check one box only]

?	one month
?	two months
?	three months
?	six months
  4.
  The proceeds of such Loan will be used for the following:

    .

        The Borrower hereby certifies to the Banks that as of the date hereof, as of the date of the making of the requested Loan, and after making such Loan, (a) no Default or Event of Default exists or would exist, and the condition described in §2.12. would not exist; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Banks that all conditions to the making of the requested Loan contained in Article 10 of the Credit Agreement will have been satisfied at the time such Loan is made.

PRICE LEGACY CORPORATION, a Maryland corporation
By:
Chief Financial or Chief Accounting Officer

2

EXHIBIT E

FORM OF
COMPLIANCE CERTIFICATE

Wells Fargo Bank, National Association
401 B Street, Suite 304
San Diego, CA 92101
Attention: Susan Rosenblatt

Ladies and Gentlemen:

        Reference is made to the Revolving Credit Agreement dated as of September 19, 2001 (the "Credit Agreement") by and among Price Legacy Corporation (the "Borrower") each of the financial institutions party hereto and their assignees under §18 of the Credit Agreement (as defined below)(the "Banks"), Wells Fargo, National Association, as Agent (the "Agent") and the other parties thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

        Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith (or have most recently furnished to you) the financial statements of the Borrower and its respective Subsidiaries for the fiscal period ended                        (the "Balance Sheet Date"). Such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly the financial position of the Borrower and the Subsidiaries covered thereby at the date thereof and the results of their operations for the periods covered thereby, subject in the case of interim statements only to normal year-end audit adjustments.

        This certificate is submitted in compliance with requirements of §7.4(c), §7.5(d) and §10.10 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the financial statements of the Borrower and its respective Subsidiaries as of the Balance Sheet Date adjusted in the best good-faith estimate of the Borrower to give effect to the making of a Loan, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the Borrower's estimate of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial or chief accounting officer of the Borrower.

        The undersigned officer has caused the provisions of the Credit Agreement and the Guaranty to be reviewed and have no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

        The Borrower is providing the information set forth in the schedule attached hereto to demonstrate compliance as of the date hereof with the covenants described therein.

        IN WITNESS WHEREOF, the undersigned hereunto set its hand this    day of                        , 200  .

PRICE LEGACY CORPORATION, a Maryland corporation
By:
Chief Financial or Chief Accounting Officer

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

        THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Agreement") dated                        ,            , by and between                         ("Assignor"), and                        ("Assignee").

W I T N E S S E T H:

        WHEREAS, Assignor is a party to that certain revolving Credit Agreement dated as of September 19, 2001 (as amended and in effect from time to time, the "Revolving Credit Agreement"), by and among Price Legacy Corporation (the "Borrower"), the lenders listed from time to time party thereto (collectively, the "Banks") and Fleet National Bank, as Agent for the Banks (in such capacity, the "Agent"); and

        WHEREAS, Assignor desires to transfer to Assignee a Commitment under the Revolving Credit Agreement and its rights under the Revolving Credit Agreement with respect to the Commitment being assigned and its outstanding Loans with respect to the Commitment;

        NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

  (b)
  Definitions.    Terms defined in the Revolving Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Revolving Credit Agreement.

  (c)
  Assignment.

  a.
  Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the "Assignment Date" (as defined in Paragraph 6 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, all of its Note (the "Note") in the amount of $                        representing a $                        Commitment, a    % percent Commitment Percentage and a            % interest in and to all of the other rights and obligations under the Revolving Credit Agreement, the other Loan Documents and the Intercreditor Agreement (as hereinafter defined) (the assigned interests being hereinafter referred to as the "Assigned Interests"), including Assignor's share of all outstanding Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Bank under and signatory to the Revolving Credit Agreement and the Intercreditor Agreement having a Commitment Percentage equal to such amount of the Assigned Interests.

  b.
  Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Bank under and signatory to the Revolving Credit Agreement and the Intercreditor Agreement, which obligations shall include, but shall not be limited to, the obligation to make Loans to the Borrower or participate in Letters of Credit with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Revolving Credit Agreement, the other Loan Documents and the Intercreditor Agreement are hereinafter collectively referred to as the "Assigned Obligations"). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

  (d)
  Representations and Requests of Assignor.

  a.
  Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby and other assignments to be made contemporaneously herewith, the principal face amount of Assignor's Note is $            and the aggregate outstanding principal balance of the Loans made by it equals $                        and (iii) that it has forwarded to the Agent the Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of any assets of the Borrower or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or the Guarantors of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.

  b.
  Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Revolving Credit Agreement.

  (e)
  Representations of Assignee.    Assignee makes and confirms to the Agent, Assignor and the other Banks all of the representations, warranties and covenants of a Bank under Articles 14 and 18 of the Revolving Credit Agreement and in the Intercreditor Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received a copy of the Loan Documents together with copies of the most recent financial statements delivered pursuant to the Revolving Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Bank or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower or the Guarantors and the value of the assets of the Borrower or the Guarantors, and taking or not taking action under the Loan Documents and any intercreditor agreement among the Banks and the Agent (the "Intercreditor Agreement"); (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Intercreditor Agreement; (e) agrees that it will become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Intercreditor Agreement are required to be performed by it as a Bank; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or the Guarantors, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency (or if not, that Assignee shall take such steps as it may deem necessary to avail itself of the protections afforded under the Massachusetts Usury statute), and (h) agrees that if Assignee is not

2

    incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Assignee represents and warrants that it has a net worth as of the Assignment Date of not less than $500,000,000.00.

  (f)
  Payments to Assignor.    In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $                        representing the aggregate principal amount outstanding of the Loans under the Revolving Credit Agreement and the other Loan Documents with respect to the Assigned Interests. All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

  (g)
  Effectiveness.

  a.
  The effective date for this Agreement shall be                        ,             (the "Assignment Date"). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

  b.
  Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Revolving Credit Agreement and the Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Bank thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Revolving Credit Agreement and the Intercreditor Agreement.

  c.
  Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

  (h)
  Notices.    Assignee's address for notices and its Lending Office for all Loans is as set forth on its signature page to the Credit Agreement.

  (i)
  Payment Instructions.    All payments to Assignee under the Revolving Credit Agreement shall be made as provided in the Revolving Credit Agreement in accordance with the separate instructions provided to Agent by Assignee.

  (j)
  Law Governing.    THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO CONFLICT OF LAWS).

  (k)
  Counterparts.    This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

  (l)
  Amendments.    This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

  (m)
  Successors.    This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Revolving Credit Agreement and the Intercreditor Agreement.

3

        IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNOR:
By:
Title:
ASSIGNEE:
By:
Title:
RECEIPT ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO BY: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent
By:
Title:

4

EXHIBIT G

FORM OF NOTICE OF CONTINUATION

                        , 200

Wells Fargo Bank, National Association
401 B Street, Suite 304
San Diego, CA 92101
Attention: Susan Rosenblatt

Ladies and Gentlemen:

        Reference is made to that certain Credit Agreement dated as of September 19, 2001 (the "Credit Agreement") by and among Price Legacy Corporation (the "Borrower") each of the financial institutions party hereto and their assignees under §18 of the Credit Agreement (as defined below)(the "Banks"), Wells Fargo, National Association, as Agent (the "Agent") and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

        Pursuant to Section 2.7 of the Credit Agreement, the Borrower hereby requests a Continuation of a Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

  1.
  The requested date of such Continuation is                        , 200            .

  2.
  The aggregate principal amount of the Loan subject to the requested Continuation is $                        and the portion of such principal amount subject to such Continuation is $                        .

  3.
  The current Interest Period of the Loan subject to such Continuation ends on                        , 200            .

  4.
  The duration of the Interest Period for the Loan or portion thereof subject to such Continuation is:

    [Check one box only]

      ?
      one month
      ?
      two months
      ?
      three months
      ?
      six months

        The Borrower hereby certifies to the Banks that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

PRICE LEGACY CORPORATION, a Maryland corporation
By:
Name:
Title:

EXHIBIT H

FORM OF NOTICE OF CONVERSION

                        , 200

Wells Fargo Bank, National Association
401 B Street, Suite 304
San Diego, CA 92101
Attention: Susan Rosenblatt

Ladies and Gentlemen:

        Reference is made to that certain Credit Agreement dated as of dated as of September 19, 2001 (the "Credit Agreement") by and among Price Legacy Corporation (the "Borrower") each of the financial institutions party hereto and their assignees under §18 of the Credit Agreement (as defined below)(the "Banks"), Wells Fargo, National Association, as Agent (the "Agent") and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

        Pursuant to §2.8 of the Credit Agreement, the Borrower hereby requests a Conversion of a Loan of one Type into a Loan of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

  1.
  The requested date of such Conversion is                        , 200            .

  2.
  The Type of Loan to be Converted pursuant hereto is currently:

    [Check one box only]

      ?
      Base Rate Loan

      ?
      LIBOR Loan

  3.
  The aggregate principal amount of the Loan subject to the requested Conversion is $                        and the portion of such principal amount subject to such Conversion is $                        .

  4.
  The amount of such Loan to be so Converted is to be converted into a Loan of the following Type:

    [Check one box only]

      ?
      Base Rate Loan
      ?
      LIBOR Loan, with an initial Interest Period for a duration of:

        [Check one box only]

?	one month
?	two months
?	three months
?	six months

        The Borrower hereby certifies to the Banks that as of the date hereof, as of the proposed date of the requested Conversion, and after giving effect to such Conversion, no Default or Event of Default exists or will exist.

PRICE LEGACY CORPORATION, a Maryland corporation
By:
Name:
Title:

2

QuickLinks

  Exhibit 10.21
EXHIBIT A FORM OF REVOLVING CREDIT NOTE
EXHIBIT C FORM OF NOTICE OF BORROWING